Exhibit 23(a)





                  CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 1, 1995 appearing on page 19 of the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by the Company's Form 10-K/A filed August 23, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/Price Waterhouse LLP
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PRICE WATERHOUSE LLP
Cincinnati, Ohio
September 25, 1995